EXHIBIT 10.2

                           SECOND SOFTWARE DEVELOPMENT
                            AND DEPLOYMENT AGREEMENT

            This SECOND SOFTWARE DEVELOPMENT AND DEPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of December 23, 2002 (the "Effective Date") by and between AdStar, Inc., a Delaware corporation ("AdStar") and Tribune Company, a Delaware corporation ("Tribune") (collectively the "Parties" and each a "Party").

            WHEREAS, Tribune and AdStar signed a Software Development and Deployment Agreement dated as of March 18, 2002 (the "First Agreement");

            WHEREAS, AdStar is the sole and exclusive developer and worldwide owner of a proprietary software product that is used, together with AdStar's hosting and servicing facilities, to provide a service known as the "AdStar Service";

            WHEREAS, AdStar provides services related to the implementation, customization and maintenance of the AdStar Service;

            WHEREAS, Tribune, Gannett Co., Inc. ("Gannett") and Knight-Ridder Digital, a subsidiary of Knight-Ridder Inc. ("Knight Ridder") are, directly or indirectly, controlling stockholders in CareerBuilder, LLC, a Delaware limited liability company that operates the "CareerBuilder" recruitment business ("CareerBuilder");

            WHEREAS, together with its newspaper partners (which together with CareerBuilder comprise the "CareerBuilder Network"), CareerBuilder provides an integrated print and online recruitment solution available in major markets throughout the United States;

            WHEREAS, in the First Agreement, AdStar agreed to develop, customize and deploy the CareerBuilder Service (as defined below) solely for the benefit of Tribune, its Affiliates and the CareerBuilder Network;

            WHEREAS, the Parties now desire to enhance the existing CareerBuilder Service by developing, customizing and deploying, solely for the benefit of Tribune, its Affiliates and the CareerBuilder Network, new Tribune specified functionalities, in the form of software Modules (as defined below), for use with the CareerBuilder Network;

            WHEREAS, Tribune desires to license from AdStar the software Modules so developed for the CareerBuilder Service and license rights to use the AdStar Service and receive certain services of AdStar appurtenant thereto; and

            WHEREAS, subject to the terms and under the conditions of this Agreement, AdStar desires to grant certain license and usage rights and provide such services.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and other good and valuable consideration (including,

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without limitation, that described in Section 15.8), the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                            ARTICLE I - DEFINITIONS

            SECTION 1.1. The following terms as used in this Agreement shall have the respective meanings set forth below or as defined elsewhere in the text of this Agreement.

            (a) "Acceptance Tests" shall mean the software testing plan to be agreed upon by the Parties.

            (b) "AdStar Service" means AdStar's hosting and servicing facilities and software, and includes without limitation the software and services comprising "AdStar User" and "AdStar Server".

            (c) "Affiliate" has the meaning set forth in the Investment
Agreement.

            (d) "Bankruptcy" means, with respect to a Party, the happening of any one or more of the following events: a Party: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or there has been entered against such Party an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking in respect of such Party any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Party in any proceeding of a nature described above; or (vi) seeks, consents or acquiesces in the appointment of a trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of such Party's properties.

            (e) "CareerBuilder Network" has the meaning set forth in the recitals to this Agreement and includes without limitation the Tribune Newspapers, Gannett Newspapers and Knight Ridder Newspapers.

            (f) "CareerBuilder Service" means the software comprising the AdStar Service as configured and customized pursuant to this Agreement, including the hosting and servicing facilities that are part of the AdStar Service, the Modules, including all Upgrades and Enhancements thereto and inherent or associated Intellectual Property Rights, Know-How, Source Code and Object Code therein.

            (g) "Competitor" has the meaning set forth on Schedule 8.

            (h) "Enhancements" means any improvement or modification made to the CareerBuilder Service pursuant to a request made by Tribune in accordance with
Article V of this Agreement.

            (i) "Error" means any deviations from the Functional Requirements or Technical Specifications, including without limitation cases where the CareerBuilder Service or


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any part thereof abnormally ceases functioning, produces incorrect or misleading information or erroneously interprets information given to it.

            (j) "Escrow Project Plan has the meaning set forth in Section 10.2.

            (k) "Force Majeure Event" has the meaning set forth in Section
15.15.

            (l) "Functional Requirements" means the functional requirements and specifications for all components of the CareerBuilder Service (other than Third Party Technology) as specified on Exhibit A.

            (m) "Gannett Newspaper" means a newspaper currently or in the future owned or operated by Gannett.

            (n) "Infringe" or "Infringement" means the infringement, imitation, dilution, misappropriation or any other unauthorized use of any Intellectual Property Rights.

            (o) "Intellectual Property Rights" means all patents, reexamined patents and patent applications (including all divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility models and the like), copyrights (whether registered or unregistered), trade dress, trademarks and service marks (whether registered or unregistered), moral rights, all derivative works and other intellectual property rights and any applications for, or rights to obtain or acquire such rights.

            (p) "Investment Agreement" means the Series B Preferred Stock Purchase Agreement dated the date hereof between the Parties.

            (q) "Know-How" means all Confidential Information and all unpatented proprietary information, trade secrets, data and materials, in whatever form, including, but not limited to, the following: specifications, calculations, formulae, engineering and technical data, blueprints, diagrams, charts, results, computer programs, designs, skills, methods, techniques, procedures, manufacturing data and marketing or sales information.

            (r) "Knight Ridder Newspaper" means a newspaper currently or in the future owned or operated by Knight Ridder.

            (s) "License" means the license granted to Tribune under Section 3.1, as defined and limited by the terms and conditions of this Agreement.

            (t) "Module" means the software initially developed pursuant to the First Agreement as the same will be enhanced by this Agreement, that has the features and functionality described on Exhibit B, including any Enhancements thereto.

            (u) "Object Code" means machine-executable computer software prepared by compiling and linking Source Code or machine independent representations of computer software intended for subsequent interpretation or just-in-time compiling.


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            (v) "Other Classified Verticals" mean real estate and automotive classified advertising.

            (w) "Person" has the meaning set forth in the Investment Agreement.

            (x) "Restricted Transaction" means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of AdStar, taken as a whole, or (ii) a transaction or series of transactions (including by way of merger, consolidation, or sale of stock) the result of which is that the holders of AdStar's outstanding voting stock immediately prior to such transaction are after giving effect to such transaction no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one of more intermediaries, of more than 50% of the voting power of the outstanding voting stock of AdStar (or its successor), in which (in either (i) or (ii)) a purchaser, transferor or successor is (x) a Competitor of CareerBuilder or (y) not approved by Tribune based on Tribune's sole, good faith judgment that a purchaser, transferor or successor in any such transaction is unlikely to meet the obligations of this Agreement or support the CareerBuilder Service.

            (y) "Source Code" means the source code form of any computer software and any associated documentation in human-readable form, including programmers' comments, data files and structures, APIs, Technical
Specifications, and such other documents necessary to fully utilize, modify and maintain the computer software.

            (z) "Statement of Work" means any agreement entered into by the Parties with respect to the development of Enhancements and the services to be performed by AdStar related thereto, as described more fully in Article V.

            (aa) "Technical Specifications" means the detailed technical specifications and parameters for all components of the CareerBuilder Service, including, without limitation, flow charts, file layouts, output descriptions, screen outputs and response times as specified on Exhibit A.

            (bb) "Third Party Technology" means equipment, designs, circuits, algorithms, computer software or other technology that is sourced from a third party and all third party intellectual property rights therein.

            (cc) "Tribune Developers" has the meaning set forth in Section
2.3(a).

            (dd) "Tribune Newspaper" means a newspaper currently or in the future owned or operated by Tribune.

            (ee) "Upgrade" means all fixes, upgrades, integrations or new additions to and advances in the CareerBuilder Service and all new technology developed by AdStar or the rights to which are obtained by AdStar after the Effective Date, but excluding any Enhancements.


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                    ARTICLE II - DEVELOPMENT AND DEPLOYMENT

            SECTION 2.1. Purpose. The Parties hereby acknowledge and agree that the CareerBuilder Service is being developed for the sole and exclusive benefit of Tribune and its Affiliates and the CareerBuilder Network.

            SECTION 2.2. Obligations of AdStar. (a) AdStar shall be responsible for supplying the resources necessary to (i) reconfigure and customize the AdStar Service, (ii) install data and other components into the AdStar database, and (iii) develop the Modules and complete certain specified tasks, all in the manner, time and date as specified on Exhibit A hereto and as necessary to support the requirements of the CareerBuilder Service and (iv) build a user interface for use by agencies and advertisers with the "look and feel", branding and links requested by Tribune in its sole discretion. Tribune shall have the right to modify Exhibit A and Exhibit B. If any such modification requires the change of a delivery date, AdStar and Tribune shall mutually agree on a reasonable adjustment to such date. The Parties understand and agree that Exhibit A to this Agreement amends and restates in its entirety and replaces Exhibit A to the First Agreement.

            (b) AdStar shall be responsible for the further development and enhancement of the CareerBuilder Service as specified in Exhibit A and for the completion of the tasks set forth in the Escrow Project Plan. Any development or other tasks performed by AdStar that are not (i) covered by Exhibit A or in the Escrow Project Plan or (ii) performed by the Tribune Developers shall be considered "Additional Development." AdStar shall complete all Additional Development according to specifications and on the dates mutually agreed by Tribune and AdStar, and Tribune shall pay AdStar a Development Fee (as described below) in connection with such Additional Development on a time and materials basis, subject to the prior approval of Tribune. The Development Fee for any month shall equal the Development Cost multiplied by (a) 1.0 if the average revenue per month from Tribune Newspapers and CareerBuilder for the preceding three-month period is more than $80,000 or (b) if the average revenue per month from Tribune Newspapers and CareerBuilder for the preceding three-month period is less than $80,000, 1.15 for all Development Costs less than $200,000 during 2003 or 2004 and 1.20 for all Development Costs in excess of $200,000 in 2003 or 2004. The methodology for calculating the Development Fee shall be reset on December 31, 2004. The "Development Cost" shall be equal to the number of hours worked on the Additional Development by each individual working on such Additional Development multiplied by the Hourly Rate of such individual. For 2003 the Hourly Rate for an individual equals (a) the base salary of such individual multiplied by 1.4 divided by (b) 2000. The Hourly Rate for 2004 shall be reset on or prior to December 31, 2003.

            SECTION 2.3. Personnel. (a) The Parties understand and agree that AdStar's obligation under Section 2.2(b) of the First Agreement to devote the equivalent of two full-time employees (the "Tribune Developers") to the development and deployment of the CareerBuilder Service and to providing Upgrades and Enhancements is a continuing obligation under the First Agreement. The Parties further agree that AdStar's obligation to devote the Tribune Developers to the development and deployment of the CareerBuilder Service (including, without limitation, to the development of the Modules and the completion of the tasks set forth on Exhibit A or in the Escrow Project Plan and/or any other project designated by Tribune), shall continue for the Term. The Tribune Developers shall also be responsible for performing Upgrades and


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Enhancements for the Term. The Tribune Developers shall be provided at no additional cost to Tribune.

            (b) In addition to any other personnel needed to meet the objectives of this Agreement and in addition to the two Tribune Developers, AdStar will employ six full-time employees (the "Additional Developers"), at no additional cost to Tribune. The Parties understand and agree that AdStar is obligated to continue to employ each Additional Developer until the later of (i) May 31, 2003 or (ii) the completion, to Tribune's reasonable satisfaction, of the tasks set forth on Exhibit A and in the Escrow Project Plan. AdStar may not reduce the number of Additional Developers without the prior written consent of Tribune, provided, however, that notwithstanding the foregoing, if the schedule set forth on Exhibit A and in the Escrow Project Plan is being met or exceeded and is likely to continue to be met or exceeded in Tribune's good faith judgment, then AdStar may, upon 15 days written notice, reduce the total number of Additional Developers to (i) four on March 1, 2003 and (ii) three on May 1, 2003. The Parties understand and agree that AdStar's obligation to employ any Additional Developer terminates upon the later to occur of (i) June 1, 2003 or (ii) the completion, to Tribune's reasonable satisfaction, of the tasks set forth on Exhibit A and in the Escrow Project Plan. If at any time the number of Additional Developers devoted to Tribune is less than the number required by the terms of this Section 2.3(b), Tribune may hire, at AdStar's sole expense, personnel necessary to meet such requirements.

            (c) The Parties understand and agree that (i) from the date hereof, until February 28,2003, AdStar will devote the time of three of the Additional Developers exclusively to the development of the Modules and the completion of the tasks set forth on Exhibit A and in the Escrow Project Plan or any other project specified by Tribune (it being understood that if any such other project is not related primarily to the completion of the tasks set forth on Exhibit A or the Escrow Project Plan, then the Parties will work in good faith to amend Exhibit A to reflect the reallocation of Additional Developers to any such other project) and (ii) if in Tribune's good faith judgment, the tasks set forth on Exhibit A and in the Escrow Project Plan are being completed on a timely basis, from March 1, 2003 until the later of (x) May 31, 2003 or (y) completion of the tasks set forth on Exhibit A and in the Escrow Project Plan, AdStar may reduce the number of Additional Developers devoted exclusively to the development of the Modules and the completion of the tasks set forth on Exhibit A or in the Escrow Project Plan or any other project specified by Tribune from three to one. The Parties understand and agree that AdStar's obligation to employ any Additional Developer terminates upon the later to occur of (x) May 31, 2003 or
(y) completion of the tasks set forth on Exhibit A and in the Escrow Project
Plan.

            (d) In addition, AdStar has hired, or as soon as practicable shall hire, individuals to fill the following positions: (i) Project Manager, (ii) Quality Assurance Manager and (iii) Vice President/Technology (the "Management Positions"). AdStar shall permit an employee of Tribune (the "Interviewer") to interview candidates for the Management Positions and shall only extend an offer to hire any candidate after such candidate has been approved in writing (or e-mail) by the Interviewer; provided, however, that (i) Tribune shall not unreasonably withhold approval and (ii) Tribune's consent shall not be required if Tribune is not able to accommodate the good faith efforts of AdStar to set up an interview within the time-frames set forth in this Section. The Management Positions shall remain a part of AdStar's organizational


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structure until the later of (i) May 31, 2003 and (ii) date upon which all of the tasks set forth on Exhibit A or in the Escrow Project Plan are completed to the reasonable satisfaction of Tribune. Individuals performing in the Management Positions may not be terminated or replaced without the prior written consent of Tribune. If a Management Position becomes open through resignation or termination, AdStar shall hire a replacement within 45 calendar days of the date AdStar determines to terminate such employee or receives a notice of resignation from such employee. AdStar shall permit the Interviewer to interview replacement candidates and shall only extend an offer to hire any candidate after such candidate has been approved in writing (or e-mail) by the Interviewer; provided, however, that (i) Tribune shall not unreasonably withhold approval and (ii) Tribune's consent shall not be required if Tribune is not able to accommodate the good faith efforts of AdStar to set up an interview within the time-frames set forth in this Section. The Management Positions shall be compensated at a level subject to the reasonable approval of Tribune. If a vacancy exists for any reason in any Management Position, excluding the position of Vice President/Technology, for more than five business days, AdStar, at its sole expense, shall hire consultants to fill such positions until full-time employees are hired. Any such consultant shall be hired by AdStar on or before the sixth day after creation of the vacancy.

            (e) Attached hereto as Exhibit C is a true, complete and correct copy of an organizational chart setting forth each officer, employee and consultant of AdStar and identifying the Tribune Developers and Additional Developers. Exhibit C also includes a brief description of each officer's, employee's or consultant's roles and responsibilities, length of service to AdStar and, in the case of officers and employees, number of AdStar stock options. AdStar shall be under no obligation to update Exhibit C. AdStar shall make compensation levels of all officers and employees available for review by Tribune upon request.

            SECTION 2.4. Progress Reports. Beginning on the Effective Date and ending on the completion of the development of the Modules, the tasks set forth on Exhibit A and/or any other project designated by Tribune, AdStar shall submit to Tribune at such times as Tribune may reasonably request, but no less regularly than every Thursday, written progress reports relating to the completion of such development and tasks. Each progress report shall include, without limitation, project plans, discussion of progress to date, problems encountered, proposed solutions to such problems and any other items reasonably requested by Tribune. The reports shall be in the form of Exhibits D and E hereto.

            SECTION 2.5. Acceptance Tests. (a) Upon delivery of the completed CareerBuilder Service pursuant to the schedule set forth in Exhibit A or in the Escrow Project Plan, as amended from time to time, Tribune, AdStar, any Tribune Newspaper and/or their representatives shall conduct the Acceptance Tests as specified in Exhibit A, as the same will be developed and updated by Tribune for the completed CareerBuilder Service.

            (b) If in the course of conducting Acceptance Tests, Tribune or its representatives determine that the CareerBuilder Service (including the testing of any Upgrade or Enhancement) does not materially perform in accordance with the applicable Acceptance Tests, Tribune shall promptly notify AdStar and AdStar shall, within 30 days, or such other time period as may be requested by AdStar and approved by Tribune, at AdStar's sole cost and expense, modify or improve the CareerBuilder Service so that the same shall perform in accordance with the Acceptance Tests. Upon redelivery of the CareerBuilder Service, Tribune and AdStar or


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their representatives shall conduct, as applicable, additional Acceptance Tests as specified in Exhibit A or such other documents as agreed by the Parties.

            (c) The material failure of the CareerBuilder Service to meet the applicable Acceptance Tests, which failure is not due to any action or inaction on the part of Tribune, shall constitute a material breach of this Agreement by AdStar; provided, that no inaction on the part of Tribune shall be deemed to cause any such failure unless Tribune was notified by AdStar of the need for Tribune to take certain action and Tribune failed to take such action.

            SECTION 2.6. Milestones; Delay. (a) AdStar shall notify Tribune on a continuing basis of any event or occurrence that could cause a material delay in meeting any milestone set forth on Exhibit A or in the Escrow Project Plan or otherwise delay the development of the CareerBuilder Service. Any material delay which is caused directly by AdStar, other than a delay resulting from a Force Majeure Event or due to any action or inaction on the part of Tribune, CareerBuilder or the Escrow Agent (as defined in Article X) shall be deemed to be a material breach of this Agreement; provided, that no inaction on the part of Tribune, CareerBuilder or the Escrow Agent shall be deemed to cause any such failure unless Tribune was notified by AdStar of the need for Tribune to take certain action and Tribune failed to take such action. If, in the event of such delay, Tribune, in its sole discretion, elects not to exercise its rights under
Article X or otherwise pursuant to this Agreement, Tribune may, by written notice, designate a new date for the completion of the delayed CareerBuilder Service.

            (b) If a new completion date is designated, AdStar shall pay Tribune, as liquidated damages and not as a penalty, Two Thousand Dollars ($2,000) for each week between the original completion date as set forth on Exhibit A the applicable development schedule and the actual completion date.

            (c) If a delay is caused by a Force Majeure Event or by Tribune, the outstanding milestone dates and the completion dates for the tasks set forth on Exhibit A and in the Escrow Project Plan shall be extended by the number of days attributable to the delay.

            SECTION 2.7. Change in Scope. Tribune may request a change to the specifications set forth on Exhibit A pursuant to a written change order ("Change Order"). Each Change Order shall identify with specificity any modifications to the applicable Functional Requirements, Technical Specifications, and schedule, including, without limitation, modifications to tasks, timetables, deliverables, fees and charges. Within five business days after the receipt of a Change Order, the Parties shall discuss the availability of personnel and resources to fulfill such Change Order and the resulting adjustments to the Functional Requirements, Technical Specifications and schedule. AdStar shall have no obligation to commence work in connection with any Change Order until both Parties execute such Change Order. Each Change Order executed by Tribune and AdStar shall be incorporated into and constitute an amendment to this Agreement. The terms of any Change Order shall control over any inconsistent provisions set forth in this Agreement or any attachment hereto.

            SECTION 2.8. Project Management. (a) Each Party shall designate one of its employees to be its project manager (the "Project Manager"). Each Project Manager's responsibilities shall include, without limitation: (i) having direct responsibility for the overall


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performance of its Party under this Agreement and have final authority vis-a-vis the other Party on all matters that relate to such Party's performance under this Agreement; (ii) interacting with the other Party's Project Manager; and
(iii) supervising the performance of such Party's obligations under this Agreement. Project Managers of each Party shall meet as needed, but no less often than monthly to review progress and to resolve issues relating to this Agreement.

            (b) Tribune may, if good cause exists therefor, withdraw its approval of AdStar's Project Manager. If AdStar's Project Manager is unable to continue to serve due to physical disability or termination of employment, or if Tribune withdraws its approval of AdStar's Project Manager, AdStar shall appoint a successor Project Manager, subject to Tribune prior written approval, which approval will not be unreasonably withheld or delayed.

            SECTION 2.9. Management by Tribune. Notwithstanding anything to the contrary herein, Tribune shall have the right to manage the development specified herein and the tasks set forth in the Escrow Project Plan to be provided and completed by AdStar if, in Tribune's reasonable judgment, it appears reasonably likely that AdStar will fail to meet any requirement specified in Exhibit A, the Escrow Project Plan or other applicable development schedule. In the event that Tribune exercises its rights under this Section 2.9
(i) AdStar will continue to use best efforts to meet the objectives of this Agreement, (ii) AdStar will not be subject to any liquidated damages under
Section 2.6 accruing after the date on which Tribune begins such management and
(iii) Tribune will be entitled to reimbursement commensurate with the management so provided.

                         ARTICLE III - GRANT OF LICENSE

            SECTION 3.1. License Grant; Scope. (a) AdStar hereby grants to Tribune and its Affiliates an exclusive (even as against AdStar), perpetual, irrevocable, sublicensable (but only to Affiliates of Tribune or members of the CareerBuilder Network), worldwide, transferable (but only to Affiliates of Tribune or members of the CareerBuilder Network) and present right and license to make, have made, use, reproduce, display, modify, transmit and otherwise exploit for the purposes of this Agreement and the First Agreement, the Modules and Enhancements and Upgrades or other modifications thereto. The Parties hereby acknowledge and agree that the computer code written for the Modules, may not be used by AdStar to create software for any third party. The definition of the Modules may be expanded and/or modified from time to time to include other functionality by mutual agreement between the Parties.

            (b) AdStar hereby grants to Tribune and its Affiliates an exclusive (even as against AdStar), sublicensable (but only to Affiliates of Tribune or members of the CareerBuilder Network), worldwide, transferable (but only to Affiliates of Tribune or members of the CareerBuilder Network) and present right and license for the Term to make, have made, use, reproduce, display, modify, transmit and otherwise exploit for the purposes of this Agreement the CareerBuilder Service other than the Modules and Enhancements, Upgrades or other modifications thereto (the "License").

            SECTION 3.2. Further Licenses. AdStar may grant directly to Affiliates of Tribune or members of the CareerBuilder Network or to third parties the non-exclusive right to


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use the CareerBuilder Service solely as approved by Tribune and solely in connection with products or platforms developed by CareerBuilder or any other product or platform approved by Tribune.

            SECTION 3.3. No Restrictions. Notwithstanding any contrary provision contained herein, the Parties understand and agree that nothing contained in this Agreement is intended to, and therefore nothing does, limit or impose any restriction upon AdStar's ability to contract with, develop software relating to or provide services (including the CareerBuilder Service) to Gannett, Knight Ridder or any of their Affiliates.

                 ARTICLE IV - MAINTENANCE, SUPPORT AND UPGRADES

            SECTION 4.1. Maintenance and Support Services. AdStar shall provide the maintenance support and upgrade services to Tribune as specified on Schedule 4 hereto. The Parties understand and agree that Schedule 4 to this Agreement amends and restates in its entirety and replaces Schedule 4 to the First Agreement.

                            ARTICLE V - ENHANCEMENTS

            SECTION 5.1. Enhancements. (a) Tribune may request that AdStar create Enhancements to the CareerBuilder Service, and AdStar agrees to use its best efforts in performing the services to develop such Enhancements. Tribune may also request that AdStar create improvements or modifications to the CareerBuilder Service to be used in Other Classified Verticals and such improvements or modifications will be considered Enhancements for the purposes of this Agreement. The use of the Tribune Developers to create Enhancements shall not be chargeable to Tribune. Any work related to Enhancements that requires employees or consultants in addition to the Tribune Developers will be chargeable to Tribune on a time and materials basis without mark-up; provided, however, that if Tribune's concept for an Enhancement is under active development by AdStar with a projected deployment date ("Deployment Date"), Tribune shall have the option to (i) wait until the Deployment Date and receive the new functionality as an Upgrade, or (ii) request that the new functionality be developed on an accelerated basis with Tribune paying any applicable fees in accordance with the Agreement. If Tribune opts to proceed under clause (ii), the Parties shall mutually agree whether such new functionality will be considered an Enhancement (and subject to Article VIII) or, if not, whether any period of exclusivity will apply and whether and on what basis AdStar will repay to Tribune any fees paid for development of the new functionality or reimburse Tribune for the use of the Tribune Developers.

            (b) Tribune shall request a Statement of Work from AdStar for each Enhancement to the CareerBuilder Service it desires. AdStar shall deliver the requested Statement of Work within 10 days of each such request and prior to commencing work. Each Statement of Work shall set forth: (i) the type of Enhancement and the related services to be provided; (ii) the scope of the services; (iii) any specific Confidential Information (as defined below) of a Party to be incorporated into or form the basis of the Enhancement (iv) the estimated Development Schedule (as defined below) for the delivery of the Enhancement; (v) the time and materials rates for the development services; and
(vi) if applicable, the name and contact


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information of Tribune's project manager responsible for coordinating the development of the Enhancement from the perspective of Tribune. All Statements of Work shall be deemed incorporated by reference into this Agreement and subject to the rights and obligations of the Parties as stated herein.

            SECTION 5.2. Development Schedule. Following receipt of a Statement of Work, AdStar and Tribune shall mutually agree to a schedule for the development of the Enhancement and an estimate of the hours required to create such Enhancement (the "Development Schedule"). If Tribune approves the Development Schedule, AdStar shall use its best efforts to create the Enhancement pursuant to the Development Schedule. AdStar shall provide reports to Tribune on the progress of the Enhancements as specified in Section 2.4.

            SECTION 5.3. Acceptance of Enhancements. Acceptance testing of Enhancements shall be conducted as specified in Article II or as otherwise specified in writing by the Parties. Unless Tribune notifies AdStar in writing of any Errors in the Enhancement within 30 days of receipt of such Enhancement, such Enhancement shall be deemed to have been accepted by Tribune.

            SECTION 5.4. Tribune's Cooperation. Tribune acknowledges that the successful and timely rendering of the services and provision of the Enhancements requires the good faith cooperation of Tribune. Tribune shall cooperate with AdStar by, among other things: (a) providing AdStar with all required information concerning the proposed services and intended Enhancements as may be reasonably required by AdStar; and (b) making reasonably available to AdStar such personnel of Tribune as are familiar with the anticipated requirements of the Enhancements. Tribune's Project Manager shall be the only person authorized to act for Tribune with respect to the matters related to the applicable Statement of Work.

            SECTION 5.5. Ownership of Enhancements. Except for Joint Developments under Section 6.4, upon completion of the services under the Statement of Work, all Enhancements developed by AdStar hereunder, including, without limitation, all modifications and derivative works of the CareerBuilder Service, and the CareerBuilder Service so enhanced, are and shall become and remain, as between AdStar and Tribune, the sole and exclusive property of AdStar, subject to any Third Party Technology included therein and the exclusive rights and covenants granted herein. AdStar hereby grants to Tribune an exclusive license to use the Enhancement during the Term, on the same conditions, and to the same extent, as the License of the CareerBuilder Service granted to Tribune under Section 3.1 of this Agreement.

                             ARTICLE VI - OWNERSHIP

            SECTION 6.1. Ownership Rights. All intellectual property rights in and to the CareerBuilder Service created prior to or during the Term, including all Enhancements (except as limited by Section 6.4), are solely and exclusively owned by AdStar, subject to the exclusive rights and covenants granted herein. All ownership and intellectual property rights in and to any and all data and information processed through the CareerBuilder Service are and shall remain the sole and exclusive property of Tribune and AdStar shall provide such data to Tribune as soon as practicable if and when requested.

            SECTION 6.2. Maintenance of Intellectual Property Rights. AdStar shall take all action necessary to maintain and protect the Intellectual Property Rights subsisting in the CareerBuilder Service. Tribune may request that AdStar take any specific action, and AdStar shall not unreasonably deny any such request and shall take such action at its own expense. At AdStar's expense, Tribune shall reasonably cooperate with AdStar in the maintenance of the applications and registrations relating to the Intellectual Property Rights subsisting in the CareerBuilder Service, including executing such instruments as AdStar may from time to time reasonably request.

            SECTION 6.3. Goodwill. Any and all goodwill arising from Tribune's use of any trademarks owned by AdStar included within the CareerBuilder Service shall inure solely to the benefit of AdStar. Any and all goodwill arising from AdStar's use of any trademarks owned by Tribune included within the CareerBuilder Service shall inure solely to the benefit of Tribune.

            SECTION 6.4. Joint Developments. During the term of this Agreement, any idea, invention, design, process, improvement, discovery, know-how, computer software, documentation, other work of authorship, product, or other material, and all Intellectual Property Rights therein, which the Parties invent, create or develop jointly, shall be jointly owned without a right of accounting ("Joint Developments"). AdStar agrees, however, that its interest in Joint Developments shall be subject to the terms of this Agreement.

            SECTION 6.5. Use of Third Party Technology by AdStar. AdStar has not and shall not incorporate any material Third Party Technology in the CareerBuilder Services unless: (i) such technology and their owners (including the owners of any patents, copyrights, trade secrets, trademarks or other intellectual property rights embedded therein) are identified in writing to Tribune, and (ii) AdStar either: (x) has sufficient authority to grant to Tribune the rights and licenses necessary to exploit the CareerBuilder Service as contemplated herein (y) the third party owner has granted directly to Tribune rights and licenses in such materials necessary to exploit the CareerBuilder Service as contemplated herein pursuant to a separate written agreement.
Schedule 6 contains a complete and accurate list of all Third Party Technology used or contemplated to be used in the CareerBuilder Service and except as specified in Schedule 6, AdStar has the right to assign all Third Party Technology licenses incorporated in the CareerBuilder Service to Tribune in the event of a release of the Deposit Materials pursuant to Article X. AdStar also agrees that it will use its best efforts to assign any Third Party Technology licenses to Tribune in the event of a release of the Deposit Materials as specified in Article X and will use it best efforts to secure such rights in all future Third Party Technology licenses. AdStar shall have sole responsibility for payment of all royalties and other charges with respect to Third Party Technology employed by AdStar and included in the CareerBuilder Service or the Modules, including as they may accrue with respect to subsequent exercise by Tribune, its Affiliates, customers, and successors and assigns. With respect to material Third Party Technology that is identified in writing to Tribune, AdStar shall, prior to incorporating the same in the CareerBuilder Services, either provide to Tribune a copy of any agreements or other instruments from which AdStar derives its authority to grant Tribune the rights contemplated herein, or shall allow Tribune's counsel to review such agreements or other instruments on a confidential basis for the purpose of advising Tribune with respect to AdStar's authority to grant Tribune such rights and licenses. Failure to provide such agreements or instruments to Tribune or Tribune's counsel shall be deemed a material breach of this Agreement; provided, however, that AdStar shall have 10 calendar days to provide such agreements upon notice from Tribune. If Tribune is not satisfied that AdStar has sufficient rights with respect to any Third Party Technology, or if AdStar fails to assume and discharge its responsibility for related royalties and other charges, Tribune may suspend further action or payment with respect to this Agreement. Nothing contained in this Section 6.5 shall apply to Third Party Technology incorporated into the CareerBuilder Services at the request of Tribune, or to restrict or preclude Tribune from dealing directly with any third party with respect to such Third Party Technology.

                             ARTICLE VII - PAYMENTS

            SECTION 7.1. Development and Deployment Payments. Simultaneously with the execution of this Agreement, Tribune shall pay to AdStar $5,000 (the "Second Deployment Fee") by wire transfer to an account specified by AdStar prior to the Effective Date in consideration for AdStar's agreement to develop the Modules and to perform the tasks set forth on Exhibit A and in the Escrow Project Plan.

            SECTION 7.2. Other Payments. Any payments other than the Second Deployment Fee (including any payment required to be made pursuant to the Schedules) due to Tribune under this Agreement shall be paid by AdStar within 30 days of accrual of any such payments by wire transfer to an account specified by Tribune.

                            ARTICLE VIII - COVENANTS

            SECTION 8.1. Covenants. The Parties hereby agree that AdStar will be bound by and adhere to covenants and agreements set forth in Schedule 8 and that
Schedule 8 to this Agreement amends and restates in its entirety and replaces
Schedule 8 to the First Agreement. Without limiting in any respect the validity of the consideration received by the Parties in exchange for the other agreements and obligations set forth herein, AdStar expressly acknowledges and agrees that due and valid consideration has been received in exchange for the covenants set for in Schedule 8.

            SECTION 8.2. Delivery of Documentation. As soon as practicable but no later than February 1, 2003, AdStar shall provide, in form and substance reasonably acceptable to Tribune and to the Escrow Agent all the documentation related to (i) the server configuration, architecture and software inventory for both production and internal development machines; (ii) code and data migration processes (including build processes if there is a build process in use); (iii) release/implementation processes for both web and desktop applications, market configurations and data changes; and (iv) backup procedures and schedule for both production and development environments (collectively, the "Documentation"). AdStar will deliver to Tribune and to the Escrow Agent updates to the Documentation no later than the first business day of each month thereafter.

            SECTION 8.3. Integration Fees. Tribune will pay AdStar a $25,000 integration fee for each additional Tribune newspaper (each, an "Additional Newspaper") that becomes an AdStar customer with a full AdStar integration, and will pay a lower negotiated fee for any

Tribune newspaper opting for an e-mail integration, after the Effective Date; it being understood that no Additional Newspaper will be obligated to become an AdStar customer.

            SECTION 8.4. Certain Breaches. As used herein, a "Breach Period" is a period during which AdStar is, based on Tribune's reasonable belief, in breach of this Agreement, commencing on the first date that Tribune notifies AdStar in writing (or e-mail) that Tribune has determined that AdStar is in breach of this Agreement and ending on the date that AdStar cures the underlying breach to Tribune's reasonable satisfaction. Unless otherwise agreed to in writing by Tribune, if AdStar breaches (i) Section 2.4, 8.2 or 10.2 of this Agreement or
(ii) Section 7.9 to the Investment Agreement, AdStar hereby agrees to waive aggregate fees owed to it by Tribune Newspapers in the following amounts:

                  (i)   $1,500 for a Breach Period of one to five business days,

                  (ii)  $6,000 for a Breach Period of six to 10 business days,

                  (iii) $15,000 for a Breach Period of 11 to 19 business days,
                        and

                  (iv) a Breach Period of more than 19 business days shall result in a waiver of $20,000 plus $2,500 for each business day in excess of 19.

Nothing herein shall be construed to limit Tribune's right to any other remedy for the breaches described herein, either separately or cumulatively, in equity or at law. In addition, the Parties understand and agree that no "grace" or "cure" period contained in any other section of this Agreement shall be applicable to this Section 8.4.

                  ARTICLE IX - REPRESENTATIONS AND WARRANTIES

            SECTION 9.1. General. Each Party represents and warrants to the other that: (a) all corporate action necessary for the authorization, execution and delivery of this Agreement by such Party and the performance of its obligations hereunder has been taken; (b) the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and (c) its obligations hereunder constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

            SECTION 9.2. Warranty on the CareerBuilder Service. AdStar represents and warrants that the CareerBuilder Service will conform to its Technical Specifications and the Functional Requirements. AdStar further represents and warrants that, as of the Effective Date: (a) except with respect to Third Party Technology, it owns all right, title and interest in the CareerBuilder Service, and all Intellectual Property Rights therein, free and clear of all encumbrances; (b) the owners of Third Party Technology have granted AdStar the right to license or sublicense the same for the purposes of this Agreement; (c) neither Tribune nor any of its Affiliates or customers will infringe upon, violate or misappropriate any third party's Intellectual Property Rights as a result of the License granted to Tribune under this Agreement or as a result of using the CareerBuilder Service; (d) the CareerBuilder Service is free from the rightful claims of any third party for infringement of any intellectual property rights;
(e) AdStar has received no notice of a claim of infringement, violation or misappropriation from any third party regarding the AdStar Service, and AdStar is not aware of the potential assertion of any such claim; and (f) AdStar has not granted, and will not grant, any licenses or sublicenses for use of the CareerBuilder Service, or any component thereof.

            SECTION 9.3. Remedy for Third-Party Intellectual Property Claims.

            (a) With respect to a claim asserted by or on behalf of a third-party based on the breach of a representation or warranty contained in
Section 9.2, AdStar's indemnity obligations under Section 12.2 shall extend to Tribune, Gannett, Knight Ridder, their Affiliates and their directors, officers, employees, representatives and agents. As the result of any such third-party claim, if an injunction is entered against the use or distribution of the CareerBuilder Service by Tribune, CareerBuilder, Gannett or Knight Ridder or their Affiliates, or if in Tribune's reasonable opinion the CareerBuilder Service or any part thereof is likely to become the subject of such a claim, AdStar will, at its sole option and its own expense: (i) procure the right for Tribune, CareerBuilder, Gannett, Knight Ridder and their Affiliates to continue using the CareerBuilder Service through a license or other agreement; (ii) replace or modify the CareerBuilder Service or any part thereof with an equivalent of like performance so that it becomes non-infringing; or (iii) remove the encumbrance or otherwise cure the impairment that is the subject of the claim.

            SECTION 9.4. AdStar's Virus Warranty. AdStar represents and warrants that any software included within the CareerBuilder Service, to the best of AdStar's knowledge, will not contain any virus or other instruction or routine designed to erase data or programming or to cause the CareerBuilder Service to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created by AdStar.

            SECTION 9.5. Development and Deployment Warranties. AdStar represents and warrants that: (i) AdStar shall use its best efforts in developing the CareerBuilder Service in accordance with the applicable development schedule; (ii) developments relating to the CareerBuilder Service and deployment thereof shall be performed in a professional and workmanlike manner in accordance with the highest applicable professional standards; (iii) all charges and costs for development and deployment of the CareerBuilder Services are set forth herein or shall be borne by AdStar; (iv) AdStar's development and deployment of the CareerBuilder Service shall comply in all material respects with the applicable Functional Requirements and Technical Specifications; (v) AdStar possesses the equipment, personnel and other expertise necessary to develop and deploy the CareerBuilder Service as set forth herein; (vi) AdStar personnel creating and deploying the CareerBuilder Service shall have appropriate technical skills, training, experience and expertise to enable AdStar to perform its responsibilities set forth herein; (vii) the development and deployment of the CareerBuilder Service shall not be performed in violation of any applicable law, rule or regulation, and AdStar shall have obtained all permits necessary to comply with such laws, rules and regulations. The Parties acknowledge and agree that disruptions of the transmission of data over the Internet may occur from time to time through no fault of AdStar. AdStar shall not be liable for any such disruption of the transmission of data over the Internet that is not under the control of AdStar except to the extent that AdStar is negligent in providing a remedy to such disruption.

            SECTION 9.6. Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ADSTAR MAKES NO OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY BASED UPON COURSE OF CONDUCT OR TRADE USAGE, IN CONNECTION WITH THIS AGREEMENT. ALL OTHER WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED.

                         ARTICLE X - TECHNOLOGY ESCROW

            SECTION 10.1. Acknowledgement. AdStar acknowledges that the essential purpose of this Agreement is for Tribune to use and license the CareerBuilder Service. In connection therewith, Tribune may require access to the Source Code, Object Code, Intellectual Property Rights and Know How relating to the CareerBuilder Service and the AdStar Service.

            SECTION 10.2. Escrow Terms. (a) The Parties have entered into an escrow agreement (the "Escrow Agreement") with DSI Technology Escrow Services, Inc. ("DSI" or the "Escrow Agent"). The costs of the escrow shall continue to be paid by Tribune. No later than December 30, 2002, AdStar shall deliver to the Escrow Agent all plans, drawings, designs, specifications, schematics, source code, compilers, reports, studies, data, and other materials necessary for one skilled in the art to develop the AdStar Service and the CareerBuilder Service, and to manufacture, sell, support and maintain the AdStar Service and the CareerBuilder Service, including the Modules ("Deposit Materials"). AdStar shall supplement the Deposit Materials to reflect any change, upgrade, improvement or other modification to the AdStar Service or the CareerBuilder Service or the Intellectual Property Rights therein, or the materials needed to manufacture, support, improve or enhance the AdStar Service and the CareerBuilder Service (i) in the case of a new version of the CareerBuilder Service, within 30 days of deployment of such new version of CareerBuilder Service and (ii) in the case of a non-material release, within 90 days of deployment of such non-material release. Notwithstanding the foregoing, AdStar agrees that it will update the Deposit Materials within 30 days of a request by Tribune to do so; provided, however, that if, in Tribune's reasonable judgment, it appears likely that AdStar will fail to meet any requirements specified in Exhibit A, AdStar shall deliver the Deposit Materials within 15 days of receiving written notice from Tribune. AdStar shall notify Tribune each time it delivers Deposit Materials to the Escrow Agent. Tribune shall have the right to review and audit the Deposit Materials and any additions thereto, and AdStar shall have the right to be present at any such audit or review.

            (b) (i) Attached hereto as Exhibit F is a plan to verify, compile and load the CareerBuilder Service onto a server supported by the Escrow Agent (the "Escrow Project Plan"). As set forth in the Escrow Project Plan, all Level I and Level II tasks shall be completed on or before January 17, 2003 and, if elected by Tribune, all Level III tasks shall be completed on or before March 4, 2003 (the "Escrow Date"; provided that if Tribune does not elect to cause the Level III tasks to be completed, the "Escrow Date" shall be January 17, 2003). (ii) Tribune shall also have the right to require AdStar to provide the Escrow Agent with full cooperation and any materials necessary to enable the Escrow Agent to again verify, compile and load the CareerBuilder Service onto a server supported by the Escrow Agent on a date (the "Second Escrow Date") in 2003 that is not before May 1, 2003 and not later than 75 days after Tribune notifies AdStar in writing (or e-mail) of its election to exercise this right. AdStar shall provide all necessary assistance to the Escrow Agent in effecting the placement of the CareerBuilder Service on the Escrow Agent's server by the dates set forth in the Escrow Project Plan. Except as set forth herein, the Escrow Date and the Second Escrow Date are subject to change only in the event of a failure by Tribune or the Escrow Agent to carry out any task by the date set forth on the Escrow Project Plan and AdStar has notified Tribune and the Escrow Agent in writing (or e-mail) of such failure. Such written notice of a failure shall provide AdStar's estimate of the cost and time impact of the failure on the Escrow Project Plan. Tribune shall reimburse AdStar reasonable travel costs incurred in the fulfillment of the obligations of this Section 10.2(b).

            SECTION 10.3. Release Conditions. A "Release Condition" shall occur upon: (i) a Restricted Transaction; (ii) in the event AdStar files for Bankruptcy; (iii) a material breach of this Agreement by AdStar or (iv) a determination made by Tribune in its sole discretion that AdStar has materially failed to meet the requirements set forth in Exhibit A. At any time after the occurrence of a Release Condition specified in clause (i) or (ii) above, the Escrow Agent shall be authorized to release the Deposit Materials to Tribune. At any time after the occurrence of the Release Condition relating to (iii) or (iv) above (of which AdStar receives written notice from Tribune), AdStar shall either (x) enter into the procedures defined in Section 15.4 or (y) authorize the Escrow Agent to release the Deposit Materials to Tribune. If AdStar does not take any of the foregoing actions within a five day period after receiving notice from Tribune or the Release Conditions are not resolved pursuant to
Section 15.4, Tribune may obtain delivery of the Deposit Materials by giving a release notice to the Escrow Agent.

            SECTION 10.4. Assignment of Joint Ownership. Upon the event of a Release Condition that is not cured as specified in Section 10.3, AdStar shall, and hereby does, assign to Tribune a sole ownership interest to the Modules and Enhancements or other modifications thereto and a joint ownership interest, without a right of accounting, in the Deposit Materials other than the Modules and Enhancements or other modifications thereto. AdStar hereby agrees to take any action or execute any document as reasonably requested by Tribune to effectuate the foregoing.

            SECTION 10.5. License. In the event that the assignment of sole and/or joint ownership as specified in Section 10.4 is declared invalid by any legal authority, upon and after receipt of the Deposit Materials, Tribune shall continue to have the license rights to the Deposit Materials specified in
Section 3.1 of this Agreement.

            SECTION 10.6. Duties of AdStar. (a) AdStar shall cooperate with the Escrow Agent in all matters related to this Agreement.

            (b) AdStar agrees that upon or after the release of the Deposit Materials to Tribune, AdStar will not upgrade or modify the CareerBuilder Service such that the upgrade or modification alters the agency desktop software in any manner that would adversely affect the placement of a Tribune Newspaper, Knight Ridder Newspaper, Gannett Newspaper or any of their Affiliates on the desktop of an agency or inhibit in any way the transmission of ads from an agency to a Tribune Newspaper, a Knight Ridder Newspaper, Gannett Newspapers or CareerBuilder.

            SECTION 10.7. Restriction on Use. In the event that the Deposit Materials are released, migrated, assigned and/or licensed to Tribune pursuant to this Article X, Tribune shall not sell or license the CareerBuilder Service or any of the Deposit Materials to any third Party that is not or does not become part of the CareerBuilder Network, and Tribune hereby acknowledges that AdStar can sell or license its interest in the Deposit Materials other than the Modules subject to the exclusive rights granted to Tribune in the Modules and Enhancements thereto.

            SECTION 10.8. Duration of Escrow. If the Deposit Materials have not been previously released to Tribune under the terms of this Article, the escrow will be terminated and the Deposit Materials destroyed by the Escrow Agent upon the first to occur of the following: (i) termination or expiration of this Agreement; or (ii) mutual written agreement of the Parties.

                ARTICLE XI - PROTECTION OF INTELLECTUAL PROPERTY

            SECTION 11.1. Infringement of Intellectual Property Rights. AdStar agrees at its sole expense to enforce its Intellectual Property Rights related to the CareerBuilder Service against any infringement that materially adversely affects the marketing and sales activities of Tribune or its Affiliates within 30 days of notification. In any such case, AdStar shall have the right to pursue any claim, initiate a lawsuit, conduct litigation, retain any damages awarded, or settle any matter related thereto. If an incident of infringement does not materially adversely affect Tribune's rights hereunder, AdStar shall have to option not to bring an action. If AdStar elects not to bring legal action, Tribune shall have the right to bring suit at its sole expense and control while such infringement continues. In the event that either Party becomes aware of actual or threatened infringement of any such Intellectual Property Rights in North America, that Party shall promptly notify the other Party in writing. Each Party shall assist the other and cooperate in any litigation that ensues with respect to such infringement when and as reasonably requested by the other Party. The Party that controls any such litigation shall be entitled to keep any damages awarded.

            SECTION 11.2. Status of Activities. AdStar shall keep Tribune informed of the status of its activities regarding any litigation or settlement the relating to its enforcement of its Intellectual Property Rights in the CareerBuilder Service; provided, however, that no settlement, consent judgment or other voluntary final disposition of any suit defended, or action brought by, AdStar pursuant to Section 11.1 may be entered into without the consent of Tribune, if such settlement, payment judgment or other voluntary final disposition would subject Tribune to an injunction, require that Tribune make a monetary payment, or otherwise materially adversely affect Tribune's rights under this Agreement.

                         ARTICLE XII - INDEMNIFICATION

            SECTION 12.1. Indemnification by Tribune. Except for matters indemnified by AdStar under Section 12.2, Tribune agrees to indemnify, defend, and hold AdStar and its directors, officers, employees, representatives and agents harmless from and against any and all claims (including those for personal injury or death), losses, damages, obligations, liabilities and costs (including reasonable out-of-pocket attorneys' and other professional fees and other costs of litigation) (collectively, "Liabilities") arising out of or attributable to: (a) the gross negligence or willful misconduct of Tribune in connection with this Agreement; (b) any material breach of any warranty or the inaccuracy of any representation of Tribune contained or referred to in this Agreement; or (c) any material breach of any covenant or obligation of Tribune under this Agreement.

            SECTION 12.2. Indemnification by AdStar. Except for matters indemnified under Section 12.1, AdStar agrees to indemnify, defend, and hold Tribune, it Affiliates and their directors, officers, employees, representatives and agents harmless from and against:

            (a) any and all Liabilities, arising out of or attributable to: (i) the gross negligence or willful misconduct of AdStar in connection with this Agreement; (ii) any material breach of any warranty or the inaccuracy of any representation of AdStar contained or referred to in this Agreement; or (iii) any material breach of any covenant or obligation of AdStar under this Agreement; and

            (b) Any and all Liabilities arising out of or attributable to the CareerBuilder Service or any component thereof infringing, misappropriating or violating any Intellectual Property Rights of any third Party and/or based upon any claim, which, if true, would constitute a breach of any express warranty made by AdStar hereunder.

            SECTION 12.3. Indemnification Procedures. In the event that any Party intends to claim indemnification pursuant to Section 12.1 or Section 12.2 (an "Indemnitee"), it shall promptly notify the indemnifying Party (the "Indemnitor") in writing of such alleged liability; provided, however, that the failure to promptly notify the Indemnitor shall not relieve the Indemnitor of any obligation under this Agreement except to the extent such failure to provide prompt notice adversely impairs the Indemnitor's ability to defend against the claim, suit or proceeding. The Indemnitor shall have the sole right to control the defense and settlement of the liability, provided that: (a) the Indemnitor may not consent to imposition of any obligation or restriction on the Indemnitee in any settlement unless mutually agreed in writing among the Parties; (b) Indemnitor shall keep Indemnitee fully informed and permit the Indemnitee to participate (at Indemnitee's expense) as the Indemnitee may reasonably request; and (c) Indemnitee may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if Indemnitor declines to defend against such claim, suit or proceeding or files for bankruptcy. The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of liability covered by Section 12.1 or Section 12.2. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of Indemnitor, which Indemnitor shall not be required to give, provided that the Indemnitee may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if the Indemnitor declines to take responsibility or files for bankruptcy.

                      ARTICLE XIII - TERM AND TERMINATION

            SECTION 13.1. Term. Except for the license grant in Section 3.1(a) which shall be perpetual and except as set forth in Section 15.16, the term of this Agreement shall commence on the Effective Date and continue in full force and effect for as long as the CareerBuilder Service Agreement (the "Service Agreement") between AdStar and CareerBuilder dated as of March 18, 2002, as the same may be renewed, amended or extended, is in effect (the "Term"). The Parties hereby agree that (i) any reference in the Service Agreement to the First Agreement shall also be deemed to apply to this Agreement and (ii) the term "Launch Date" in the Service Agreement shall mean August 1, 2002.

            SECTION 13.2. Termination by Either Party With Notice. Either Party shall have the right to terminate this Agreement by providing written notice to the other Party for any breach or alleged breach by the other Party of any material covenant, term, or condition of this Agreement. Such notice shall adequately describe the nature of the breach, and the breaching Party shall have 30 calendar days from receipt of such notice to attempt to cure the breach; provided, however, that if the breach relates to a failure to meet a date set forth on Exhibit A or in the Escrow Project Plan, the breaching party shall have only 15 calendar days to cure the breach. If the breach is not cured within the required period, the non-breaching Party may terminate this Agreement in its entirety by providing the breaching Party with written notice of termination.

            SECTION 13.3. Termination By Either Party Without Notice. Either Party may terminate this Agreement in its entirety immediately upon the occurrence of any of the following events with respect to the other Party: (a) a receiver is appointed for such Party or its material assets; (b) such Party becomes insolvent, generally unable to pay its debts as they become due, or makes an assignment for the benefit of its creditors or seeks relief under any bankruptcy, insolvency or debtor's relief law; or (c) if proceedings are commenced against such Party under any bankruptcy, insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within 60 calendar days from the date of commencement thereof.

            SECTION 13.4. Rights of Parties Upon Termination. (a) In any case of termination where Tribune fails to make a payment required hereunder and such nonpayment remains uncured for 30 days after demand from AdStar for payment, Tribune shall have no further rights to License the CareerBuilder Service under
Section 3.1, and shall, as directed by AdStar return to AdStar immediately upon such termination all Confidential Information of AdStar that is not necessary for the maintenance of the CareerBuilder Service.

            (b) In any case of termination where AdStar is the breaching Party under Section 13.2 or Section 13.3 (subject to any applicable provisions of the Escrow Agreement), in addition to any other rights and remedies of Tribune under this Agreement, Tribune shall be entitled to continuous exercise of its License under Section 3.1. If such termination constitutes a Release Condition under the Escrow Agreement, Tribune shall receive access to the Deposit

Materials pursuant to the terms and conditions of such Escrow Agreement. In addition to the foregoing, AdStar shall, as directed by Tribune, either: (i) return to Tribune all of Tribune's Confidential Information in its possession, custody or control; or (ii) provide a written certification from an officer of AdStar as to the destruction of the foregoing.

                          ARTICLE XIV - CONFIDENTIALITY

            SECTION 14.1. Confidential Information. In connection with this Agreement, each of AdStar and Tribune (in such capacity, the "Recipient") has received, developed or been given access to, and shall in the future receive, develop or be given access to, certain information and materials deemed confidential by and proprietary to the other Party (in such capacity, the "Disclosing Party"). Subject to Section 14.2, regardless of whether such information and materials are furnished in whole or part, in writing or orally, or in any physical format including without limitation, written documents and computer-related media, and whether or not such information is made available to a Party under this Agreement, such information and materials may include, without limitation, (a) the Disclosing Party's services (both existing and under development during the Term), including, as to AdStar, the CareerBuilder Service, Source Code, Object Code, Enhancements, Intellectual Property Rights and Know-How; (b) information, data, materials, subject matter, algorithms, work-flows, models, formulae, structures, schematics, designs, drawings, specifications, flow charts, diagrams and methods and processes of, contained in or embodied by any of the Disclosing Party's CareerBuilder Services (both existing and under development during the Term) and related documentation, including, as to AdStar, such as may related to the CareerBuilder Service, Source Code, Object Code, Enhancements, Intellectual Property Rights and Know-How; and (c) information, data, materials, subject matter, methods and processes, concerning the current or prospective businesses, customers, potential customers, employees, operating methods, sources of supply, potential sources of supply, distribution methods, sales, sales plans, sales methods, profits, markets, financing or plans for future development (collectively, the "Confidential Information").

            SECTION 14.2. Exclusions. Notwithstanding anything to the contrary contained in Section 14.1, Confidential Information shall not include any information or materials which: (a) prior to disclosure, are or were known or generally available to the public other than by means of a breach of this Agreement; (b) after disclosure, become known to the public through no act or omission of the Recipient or any other person with an obligation of confidentiality to the Disclosing Party; (c) are independently developed by or for the Recipient, as evidenced by written records of the Recipient; or (d) are required to be disclosed pursuant to an application, law, rule, regulation, government requirement or court order, or the rules of any stock exchange; provided, however, that the Recipient shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and assist the Recipient in responding to such disclosure.

            SECTION 14.3. Protection of Confidential Information. The Recipient shall hold in the strictest confidence all Confidential Information provided to it and shall not make any disclosure of the Disclosing Party's Confidential Information to any person other than its Authorized Representatives during the Term of this Agreement and for a period of three years thereafter; provided, however, that upon a Release Condition that is not cured by AdStar,


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Tribune shall no longer be subject to the restrictions of Article XIV to the extent necessary to operate the CareerBuilder Services. The Recipient shall handle the Disclosing Party's Confidential Information with the same degree of care and through procedures no less stringent than those taken to protect its own Confidential Information. Notwithstanding the foregoing, the Recipient may disclose such Confidential Information to those directors, officers, employees, agents, advisors and sublicensee of the Recipient who have a need to know such information in connection with the use by Recipient of the CareerBuilder Service or in connection with its performance under this Agreement ("Authorized Representatives"). The Recipient shall be responsible for any and all breaches of the provisions of this Section 14.3 by its Authorized Representatives.

            SECTION 14.4. Restricted Use of Confidential Information. The Recipient and its Authorized Representatives shall use the Disclosing Party's Confidential Information solely in connection with performance under this Agreement or any sublicense, and for no other purpose. All Confidential Information shall remain the sole and exclusive property of the Disclosing Party and, other than the License expressly granted to the CareerBuilder Service, no disclosure or permitted use of the Confidential Information under this Agreement shall be construed as the grant of any right, title or interest, by license or otherwise, in or to the Confidential Information related to the CareerBuilder Service. The Disclosing Party shall use commercially reasonable efforts to identify all embodiments of the Confidential Information (in whatever medium) with the legend "Confidential;" provided, however, that any material reasonably believed to be confidential by the Receiving Party and not stamped "Confidential" shall also be treated as Confidential Information.

            SECTION 14.5. Obligation to Inform. Upon learning of any unauthorized disclosure or use of a Disclosing Party's Confidential Information, the Party learning of such disclosure promptly shall provide the Disclosing Party with written notice thereof.

            ARTICLE XV - GENERAL PROVISIONS

            SECTION 15.1. Governing Law; Submission to Jurisdiction. This Agreement and any disputes arising hereunder or related hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to principles of conflicts of laws. By the execution and delivery of this Agreement, the Parties submit to the venue and personal jurisdiction of any federal or state court in the State of Illinois in any suit or proceeding arising out of or relating to this Agreement.

            SECTION 15.2. Public Announcement. The Parties shall mutually agree upon and issue a press release within five calendar days of the Effective Date. Neither Party shall issue any press release, publicity statement or other public notice or announcement relating to this Agreement without the prior consent of the other Party in each instance. Nothing in this Section 15.2 shall be construed as prohibiting AdStar's use of the name and identity of Tribune in sales or marketing or similar materials distributed to prospective customers or investors of AdStar.


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            SECTION 15.3. Non-Solicitation/Non-Hiring. The Parties recognize that their respective employees, and such employees' loyalty and services, constitute valuable assets of the other. Accordingly, neither Party shall, during the Term and for a period of one year thereafter, directly or indirectly solicit, employ, offer to employ, nor engage as a consultant, any employee or independent consultant of the other Party with whom such Party had contact pursuant to this Agreement, without the express consent of the other Party in each instance; provided, however, that in the event the Deposit Materials are released to Tribune pursuant to the Escrow Agreement, this Section 15.3 shall no longer apply to either Party.

            SECTION 15.4. Disputes. In the event of any disagreement, controversy or dispute regarding performance under or interpretation of this Agreement, the Parties agree to attempt to reach a negotiated resolution among themselves. If after 20 calendar days Tribune and AdStar have not agreed to resolve the dispute, AdStar will have the right to present the dispute and proposed resolution to both (i) the Chief Technology Officer (or an officer with similar responsibilities) of Tribune Company and (ii) President of Tribune Publishing and Tribune will have the right to present the dispute and proposed resolution to Eli Rousso. If such disagreement, controversy or dispute can not be resolved within 10 calendar days of such escalation, the Parties may pursue their rights under this Agreement or otherwise. The periods specified in this
Section 15.4 may be increased on a one-to-one basis for each day the appropriate Tribune personnel are not available to engage in dispute resolution. If no resolution of a dispute is achieved pursuant to this Section 15.4, AdStar will fully cooperate with Tribune if such failure to resolve a dispute entitles Tribune to a release of the Deposit Materials.

            SECTION 15.5. Assignment. Subject to the terms of this Agreement, neither Party may assign or transfer this Agreement without the prior written consent of the other Party, except that Tribune (and not AdStar) may transfer or assign this Agreement without such consent: (a) in connection with the sale of all or significant portion of its assets; or (b) to the surviving entity in any merger or consolidation.

            SECTION 15.6. Successors. This Agreement shall be binding upon and inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 15.7. Independent Contractors. No agency, partnership or joint venture is established by this Agreement. Neither Party shall enter into, incur liabilities, or hold itself out to third Parties as having the authority to enter into and incur any contractual obligations, expenses or liabilities on behalf of the other Party. Each of the Parties, in performing its obligations under this Agreement is acting as an independent contractor of the other Party and shall have exclusive control of the manner and means of performing such obligations. Each Party shall be solely responsible for the supervision, daily direction and control of its employees and for payment of their salaries (including withholding of appropriate payroll taxes), worker's compensation, disability, and other benefits. Under no circumstances shall the employees of one Party be deemed to be employees of the other for any purpose.

            SECTION 15.8. Entire Agreement; Amendments. Except for the Investment Agreement and the other agreements contemplated thereby, this Agreement and the Exhibits and


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Schedules hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among the Parties. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties. Except as set forth in Section 15.17 and except for the CareerBuilder Network and the Tribune Newspapers (which are intended beneficiaries of this Agreement) this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder. The Parties acknowledge and agree that the fees paid by the Tribune Newspapers ("Newspaper Fees") are part of the total consideration received by AdStar under this Agreement.

            SECTION 15.9. Waivers. The Parties Agree that any rights or obligations existing under the First Agreement are not superceded or waived by reason of the Parties entry into this Agreement. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by the President of AdStar or by the President or any vice president of Tribune, as the case may be. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            SECTION 15.10. Expenses. Except as expressly set forth herein or in the Investment Agreement and related agreements, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

            SECTION 15.11. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

            SECTION 15.12. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each Party and delivered to each Party.

            SECTION 15.13. Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.


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            SECTION 15.14. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

               If to Tribune, to:

                     Tribune Company
                     435 North Michigan Avenue
                     Chicago, Illinois 60611
                     Attention: Tribune Publishing Company
                                Vice President of Strategy & Development
                     Facsimile: (312) 222-3942

                     and to:

                     Tribune Company
                     435 North Michigan Avenue
                     Chicago, Illinois 60611
                     Attention: General Counsel
                     Facsimile: (312) 222-4206

               with a copy to:

                     Sidley Austin Brown & Wood
                     Bank One Plaza
                     10 South Dearborn Street
                     Chicago, Illinois  60603
                     Attention: Jon A. Ballis
                                Timothy E. Sheil
                     Telephone: (312) 853-7000
                     Facsimile: (312) 853-7036

               If to AdStar, to:

                     AdStar, Inc.
                     4553 Glencoe Avenue, Suite 325
                     Marina Del Rey, California  90292
                     Attention: Leslie Bernhard
                                President and Chief Executive Officer
                     Telephone: (310) 577-8255
                     Facsimile: (310) 577-8266


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               with a copy  to:

                     Morse, Zelnick, Rose & Lander, LLP
                     405 Park Avenue, Suite 1401
                     New York, New York  10022
                     Attention: Stephen A. Zelnick, Esq.
                     Telephone: (212) 838-8040
                     Facsimile: (212) 838-9190

or to such other address as such Party may indicate by a notice delivered to the other Party hereto.

            SECTION 15.15. Force Majeure. Except with respect to the payment obligations of the Parties hereunder, neither Party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement by reason of any Act of God, act of terrorism, war, fire, natural disaster, accident, riot, act of government, strike or labor dispute, shortage of materials or supplies, failure of transportation or communication or of suppliers of goods or services, or any other cause beyond the reasonable control of such Party ("Force Majeure Event").

            SECTION 15.16. Survival. The following Articles and Sections shall survive any termination of this Agreement: 3.1(a) (License Grant; Scope); 5.5 (Ownership of Enhancements); 6.1 (Ownership Rights); 6.2 (Maintenance of Intellectual Property Rights); 6.3 (Goodwill); 6.4 (Joint Developments); Article XII (Indemnification); 14.3 (Protection of Confidential Information); 14.4 (Restricted Use of Confidential Information); and 15.3 (Non-Solicitation/NonHiring).

            SECTION 15.17. Additional Parties. The Parties acknowledge that, Tribune is permitted to sell a portion of its shares (the "Shares") of Series A Preferred Stock, Series B1 Preferred Stock or Series B2 Preferred Stock of AdStar to Gannett or Knight Ridder. The Parties agree that, in the event that Tribune elects to sell Shares to Gannett or Knight Ridder, this Agreement will be amended and restated in order to (a) make Gannett or Knight Ridder an original Party hereto, (b) provide that Gannett or Knight Ridder is entitled to all the rights and protections granted to Tribune under this Agreement and (c) amend Exhibit A or Exhibit B to incorporate changes requested by Gannett or Knight Ridder (with the incremental cost of development caused by any such changes to Exhibit A or Exhibit B to be paid by Knight Ridder or Gannett). At the time of any such amendment and restatement, Gannett or Knight Ridder shall pay AdStar a fee of $25,000.

            SECTION 15.18. Third Party Beneficiaries. The Parties expressly intend the provisions of Section 13.1 to confer a benefit upon, and be enforceable by, as third party beneficiaries, the third persons specified in such section.

                                    * * * * *


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            IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the date first above written.

TRIBUNE COMPANY

By: /s/ Timothy Landon
    --------------------------------------------
    Name: Timothy Landon
    Title: President/Tribune Classifieds


ADSTAR, INC.

By: /s/ Leslie Bernhard
    --------------------------------------------
    Name: Leslie Bernhard
    Title: President and Chief Executive Officer